UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

June 26, 2012

(Date of earliest event reported)

HealthMarkets, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14953	75-2044750
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9151 Boulevard 26, North Richland Hills, Texas		76180
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (817) 255-5200

(former name and address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

As previously disclosed, in March 2005, HealthMarkets, Inc. (the “Company”) received notification that the Market Analysis Working Group of the NAIC had chosen the states of Washington and Alaska to lead a multi-state market conduct examination (the “Multistate Examination”) of the Company’s insurance subsidiaries, The MEGA Life and Health Insurance Company, Mid-West National Life Insurance Company of Tennessee and The Chesapeake Life Insurance Company (the “Insurance Companies”). On May 29, 2008, the Insurance Companies entered into a regulatory settlement agreement (“RSA”) with the states of Washington and Alaska, as lead regulators, and three other states – Oklahoma, Texas and California (collectively, the “Monitoring Regulators”).

The RSA provided, among other things, for a monetary penalty in the amount of $20 million, a potential additional monetary penalty up to an additional $10 million if the Insurance Companies were found not to comply with the requirements of the RSA when re-examined, and an “Outreach Program” to be administered by the Insurance Companies with certain existing insureds. The Insurance Companies’ compliance with the RSA was monitored by the Monitoring Regulators, through semi-annual reports from the Insurance Companies. The Monitoring Regulators were responsible for determining the amount of the additional penalty for any failure to comply with the requirements of the RSA through a re-examination.

Following a re-examination by the Monitoring Regulators to assess the Insurance Companies’ performance with respect to RSA Standards for Performance Measurement, effective June 26, 2012, the Insurance Companies entered into an agreement with the Monitoring Regulators which completes and closes the Multistate Examination (the “Agreement”). The Agreement includes, in Attachment A to the Agreement, the re-examination report (the “Second Examination Report”).

The Agreement provides, among other things, as follows:

1.	With respect to the potential additional penalty of up to $10 million for failure to comply with the requirements of the RSA when re-examined, the Insurance Companies will pay a monetary penalty of $325,000 (the “Penalty”) to settle the re-examination, including the re-examination findings described in the Second Examination Report.

2.	The Penalty is payable within ten business days of the effective date of the Agreement. The Penalty will be paid consistently with the pro rata state allocation used to pay the original RSA penalty.

3.	The Penalty is the sole and exclusive remedy provided to the Participating Regulators (defined as each of the state insurance regulators who signed onto the RSA, other than the Monitoring Regulators) with regard to non-compliance by the Insurance Companies with the RSA’s Standards for Performance Measurement, as reflected in the Second Examination Report.

4.	By entering into the Agreement, the Monitoring Regulators and the Insurance Companies intend to resolve all of the findings in the Second Examination Report, including any violations of law and regulations, and to conclude and close all proceedings related to the Multistate Examination.

5.	Each Signatory Regulator (defined as the Monitoring Regulators and the Participating Regulators collectively) releases and forever discharges the Insurance Companies and all officers, directors, agents and representatives from all civil or administrative causes, actions, claims, damages, fines, sanctions, losses, demands or other liabilities that the Signatory Regulators could pursue or seek for matters set forth in the RSA, the Scope of Examination set forth in the Second Examination Report, and the findings contained in the Second Examination Report.

The foregoing summary is qualified in its entirety by reference to the RSA, a copy of which was filed as Exhibit 10.1 to the Company’s Current Report on Form 10-Q for the quarterly period ended June 30, 2008, File No. 001-14953, and the Agreement, a copy of which is attached hereto as Exhibit 10.1, each of which are incorporated herein by reference.

Item	9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Agreement Completing and Closing Multistate Examination.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HEALTHMARKETS, INC.

By:	/s/ Kenneth J. Fasola
Name: Kenneth J. Fasola
Title: President & Chief Executive Officer

Dated: June 29, 2012

Exhibit Index

Exhibit No.	Exhibit

10.1	Agreement Completing and Closing Multistate Examination.